UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 5, 2011

MATTEL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-05647	95-1567322
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

333 Continental Boulevard, El Segundo, California	90245-5012
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 252-2000

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2011, Mattel, Inc. (the “Company”) announced the following actions concerning the Company’s executive officers:

•	Bryan G. Stockton, President, International, is appointed Chief Operating Officer, effective immediately.

•	Neil B. Friedman, President, Mattel Brands, will depart from the Company in March 2011.

A copy of a press release issued by the Company announcing these changes is attached as Exhibit 99 to this Current Report on Form 8-K.

Mr. Stockton, age 57, has served as President, International since November 2007. He served as Executive Vice President, International from February 2003 to November 2007. He served as Executive Vice President, Business Planning and Development from November 2000 until February 2003. From April 1998 until November 2000, he was President and Chief Executive Officer of Basic Vegetable Products, the largest manufacturer of vegetable ingredients in the world. For more than 20 years prior to that, he was employed by Kraft Foods, Inc., the largest packaged food company in North America, and was President of Kraft North American Food Service from August 1996 to March 1998.

In connection with Mr. Stockton’s promotion, his annual base salary will increase from $750,000 to $1,000,000, with an annual target bonus of 85% of base salary. In addition, Mr. Stockton has received a special grant of 39,557 restricted stock units, vesting 50% on the second anniversary of the grant date and the remaining 50% on the third anniversary of the grant date.

The Company anticipates that, in accordance with the terms of Mr. Friedman’s existing employment agreement with the Company, Mr. Friedman will be eligible to receive a cash severance payment of approximately $8 million, as well as various other severance benefits. Such severance amounts will be reflected in fourth quarter 2010 results.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99	Press release, dated January 5, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATTEL, INC.

By:	/S/ ROBERT NORMILE
Name:	Robert Normile
Title:	Senior Vice President, General Counsel and Secretary

Date: January 6, 2011

EXHIBIT INDEX

99	Press release, dated January 5, 2011